[LETTERHEAD OF NETNET, INC.]

Media Contact:          Sheila Odom
                        402.458.2329
                        nelnetcommunications@nelnet.net

Investor Contact:       Cheryl Watson
                        317.469.2064
                        investorrelations@nelnet.net

For immediate release

Nelnet, Inc. receives Exceptional Performance designation from U.S. Department of Education

(Lincoln, NE) - Today, Nelnet, Inc. (NYSE: NNI) announced that it has been awarded Exceptional Performance status as a student loan servicer for the Federal Family Education Loan Program (FFELP). Exceptional Performance status provides Nelnet, and the 243 lender accounts for which it provides student loan servicing, with a 100 percent federal reimbursement on all student loan claims submitted for the 12 month period following notification of the designation. The expanded reimbursement eliminates the standard two percent risk-sharing fees normally assumed by education lenders.

"We are incredibly pleased to receive this prestigious designation," commented Mike Dunlap, Co-CEO of Nelnet. "Nelnet has always pointed to customer focus and high quality standards as key drivers for the organization's strong servicing record. Receiving the Exceptional Performance designation underscores Nelnet's quality and positive impact on the approximately 1.7 million borrower accounts we service."

To receive Exceptional Performance status, a lender or lender servicer must secure a 97 percent compliance rating through an audit of its loan portfolio, conducted by a qualified independent organization which meets the qualifications contained in the U.S. General Accounting Office's (GAO) Government Auditing Standards. Nelnet's audit by the public accounting firm of KPMG demonstrated in excess of a 99 percent compliance rating in the required review areas, including performing proper due diligence requirements applicable to each loan, converting FFELP loans to repayment in a timely and accurate manner, and filing on-time claims with guaranty agencies.

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"This is a confirmation of our commitment to our school clients and their students throughout the education finance process," added Don Bouc, President of Nelnet.

Nelnet is one of the leading educational finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $12 billion in total assets, Nelnet originates in excess of $2 billion for itself and its service partners annually, and its servicing software is used by 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets. Additional information regarding Nelnet's history and services is available at www.nelnet.net.

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About Nelnet

Nelnet offers a broad range of student loan and financial services as well as technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. The company's products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Nelnet's services help to facilitate and streamline educational finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

Nelnet is a registered service mark of Nelnet, Inc. All rights reserved. (code #: nnig)